Exhibit 99.1

CONTACT:

Allen & Caron, Inc

Rene Caron (investors)

Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE CORPORATION ANNOUNCES RESULTS

OF 2013 ANNUAL STOCKHOLDERS’ MEETING

DURHAM, NC – June 18, 2013 – EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced that it held its 2013 annual meeting of stockholders at 11:30 am EDT on Thursday, June 13, 2013, at the DoubleTree by Hilton Hotel, Newark, NJ, as previously scheduled. Stockholders of record of EMRISE Corporation common stock at the close of business on April 23, 2013, the record date for the 2013 annual meeting, were entitled to notice of and to vote at the 2013 annual meeting or at any adjournments and postponements of the meeting. A quorum of stockholders was present at the meeting with 82.41 percent of the Company’s stockholders voting in person or by proxy.

At the 2013 annual meeting, EMRISE stockholders voted to approve Proposal (1) to elect Julie A. Abraham and Graham Jefferies as Class II directors, each to serve a three-year term on the Company’s Board of Directors; and to approve Proposal (2) to ratify the selection of BDO LLP, EMRISE’s independent registered public accountant, to audit the Company’s consolidated financial statements for 2013.

The stockholders also voted a sufficient number of non-binding advisory votes at the 2013 annual meeting to approve Proposal (3), the Company’s executive compensation; and to approve the one-year frequency of advisory votes on executive compensation in Proposal (4).

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company’s Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity systems is a primary growth driver for the Company’s Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

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